Exhibit 99.2

Anthera Announces Additional Data from the Phase 2b PEARL-SC Presented at the ACR/ARHP 2012 Annual Scientific Meeting

HAYWARD, Calif., Nov. 13, 2012 /PRNewswire/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases associated with inflammation and autoimmune disorders, today announced additional data from its Phase 2b PEARL-SC study presented in a late breaking poster at the 2012 Annual Scientific Meeting of the American College of Rheumatology and the Association of Rheumatology Health Professionals (ACR/ARHP). The poster entitled “Blisibimod, an Inhibitor of B cell Activating Factor, in Patients with Moderate-to-Severe Systemic Lupus Erythematosus,” was presented by Dr. Richard Furie, MD, on Tuesday, November 13, 2012. Dr. Furie is Chief of the Division of Rheumatology and Allergy-Clinical Immunology at the North Shore-Long Island Jewish Health System and directs the hospital’s Systemic Lupus Erythematosus (SLE) and Autoimmune Disease Treatment Center.

The poster highlights data from the PEARL-SC clinical study including new information regarding treatment effects in the broader modified intent to treat population of lupus patients where 200 mg weekly blisibimod therapy was associated with statistically significant benefits in predefined SLE Responder Index (SRI*) endpoints. Specifically, this new data indicates statistically significant treatment effects using higher thresholds of improvement in disease score (SELENA/SLEDAI** reductions of 7 and 8) including the recently FDA reviewed SRI-8 endpoint to be utilized in the phase 3 CHABLIS-SC clinical studies. These data confirm and expand on previously reported clinical improvements seen in the population of patients to be enrolled in the CHABLIS-SC phase 3 clinical studies. These studies will enroll patients with active disease (SELENA/SLEDAI > 10) who are also receiving corticosteroid therapy at baseline.

As well, the poster highlighted the positive effects of blisibimod on markers of renal disease including proteinuria and antibodies to double stranded DNA.

“PEARL-SC provided a great deal of insight into the treatment effect of blisibimod in patients who continue to have overt clinical manifestations of their disease, such as a rash and joint pain, despite the addition of corticosteroid therapy,” said Dr. Furie.

“These results validate our earlier findings in patients with severe disease and provide further confirmation for our choice of study population and endpoint in the CHABLIS-SC Phase 3 development program,” said Colin Hislop, MD, Anthera’s Senior Vice President and Chief Medical Officer. “These data also provide a sound rationale for our Phase 2 program to examine the utility of blisibimod as a potential treatment for patients’ renal disease, such as IgA nephropathy and lupus nephritis and encourage further expansion of inclusion criteria for the CHABLIS-SC2 phase 3 program to include stable presentations of lupus nephritis.”

Abstracts can be accessed on the ACR website at http://www.acrannualmeeting.org/. The poster will be available on www.anthera.com.

*SRI is defined as patients who respond to treatment and achieve a reduction in SELENA-SLEDAI equal to or greater than the number indicated, no new BILAG A or two B organ domain scores, and no increase in Physician’s Global Assessment (PGA) of greater than 0.3 on a three point scale.

**SELENA-SLEDAI — Safety of Estrogen in Lupus Erythematosus National Assessment / Systemic Lupus Erythematosus Activity Index is a cumulative, weighted index of systemic lupus erythematosus disease activity.

About Blisibimod and PEARL-SC

BAFF has been associated with a wide range of B-cell-mediated autoimmune diseases, including systemic lupus erythematosus, vasculitis, IgA nephropathy, immune thrombocytopenic purpura and others. Multiple clinical studies with other BAFF antagonists recently have reported on BAFF’s potential positive role in treating lupus and rheumatoid arthritis. Anthera is advancing its development of blisibimod, a broad inhibitor of BAFF, to expand its potential clinical utility in autoimmune diseases. Blisibimod is a novel fusion protein called a peptibody and is distinct from an antibody. Anthera owns worldwide rights to blisibimod in all potential indications.  The PEARL-SC Phase 2 study was designed as a randomized, double-blind, placebo-controlled, dose-ranging superiority trial to evaluate the safety, tolerability and efficacy of blisibimod plus standard of care, versus placebo plus standard of care.  A total of 547 patients with active SLE were randomized to receive one of three different doses of blisibimod or placebo (100 mg weekly, 200 mg weekly or 200 mg monthly) administered subcutaneously over a minimum 24-week treatment period, in addition to standard-of-care therapy. The study was conducted at multiple centers worldwide.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation and autoimmune diseases.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.